UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2013

Zhongpin Inc.

 (Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-33593 (Commission File Number)	54-2100419 (IRS Employer Identification No.)

21 Changshe Road, Changge City, Henan Province People’s Republic of China (Address of principal executive offices)	461500 (Zip Code)

011 86 10-8455 4188

(Registrant’s telephone number, including area code)

 Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Issuance of Bonds in China

On March 26, 2013, Zhongpin Inc.’s (the “Company”) subsidiary in the People’s Republic of China (“PRC”), Henan Zhongpin Food Share Co., Ltd. (“Henan Zhongpin”), issued RMB600 million (approximately US$95.6 million) aggregate principal amount of 5.15% unsecured one-year bonds (the “Bonds”) which will mature on March 27, 2014, solely to PRC institutional investors.

Issuance of the Bonds. The Bonds were sold at the face value of the principal amount, resulting in net proceeds of approximately RMB597.6 million (approximately US$95.3 million) after deducting certain transaction costs. The Bonds have been registered with China National Association of Financial Market Institutional Investors and are qualified to trade on the over-the-counter market among institutional investors in China.

Interest. The interest began to accrue at a rate of 5.15% per annum from March 27, 2013.

Use of Proceeds. The proceeds in the amount of approximately RMB400 million will be used as working capital, and the remaining balance of approximately RMB200 million will be used to repay certain outstanding bank loans of Henan Zhongpin.

Certain Emergency Events. Upon the occurrence of certain emergency events, including but not limited to (i) the failure to make payments of interest or principal amount of the Bonds and/or any other debt instruments; (ii) the occurrence of the following events that materially affect Henan Zhongpin’s ability to make timely interest and principal payment of the Bonds: (A) illegal activities and noncompliance of Henan Zhongpin and its the senior management, (B) any loss exceeding 10% of Henan Zhongpin’s net assets (including both operating loss and investment loss), and (C) any major legal and administrative proceedings against Henan Zhongpin; and (iii) capital decrease, consolidation, liquidation and bankruptcy of Henan Zhongpin, Henan Zhongpin should communicate with underwriters and regulatory authorities and make timely disclosure of such events through designated media press, and Henan Zhongpin should convene meetings with holders of the Bonds to discuss and decide on a resolution to such emergency events. The occurrence of such emergency events will not result in such Bonds becoming due and payable immediately.

This Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Bonds have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except as required by federal securities laws, the Company does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHONGPIN INC. (Registrant)

Dated: March 28, 2013	By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Chief Executive Officer